Exhibit 99.2

Contacts:
Tom Ward	317-685-7330 Investors
Nicole Kennon	704-804-1960 Media

Simon Property Group Announces That Its Two Most Highly Tenured Independent Directors Will Retire from the Board

INDIANAPOLIS, March 23, 2023 — Simon®, a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that its two most highly tenured Independent Directors, J. Albert Smith, Jr. and Karen H. Horn, Ph.D. will retire from the Board of Directors of Simon Property Group, Inc. at the upcoming Annual Meeting to be held on May 4, 2023.

David Simon, Chairman of the Board of Directors, Chief Executive Officer and President stated, “On behalf of the entire Board of Directors, our officers and employees, I want to personally thank both, Al and Karen for their incredible dedication and thoughtful service to our Company. They have tirelessly delivered invaluable insight into Board deliberations and provided critical oversight through our remarkable growth and operating history.”

“Since we became a public company in 1993, Al Smith has distinguished himself as an effective leader on the Board and Audit Committee and Karen, who joined our Board in 2004, led the Board’s development of our leading corporate governance principles as well as attracting new candidates for our Board,” said David Simon.

Mr. Smith was appointed Chair of the Audit Committee in 1998, and he served as our lead Independent Director from 2003 to 2014 and Ms. Horn was appointed Chair of the Governance and Nominating Committee in 2005.

About Simon

Simon® is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.